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                                           FILED PURSUANT TO RULE 424(b)(3)

                                           REGISTRATION STATEMENT NO. 333-121263


               PRICING SUPPLEMENT NO. 1653 DATED 30 OCTOBER 2006

                        QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$3,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL AS BONDS DUE 2013, CURRENTLY TOTALING A$2,024,418,000 (A$ 1,473,218,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.


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1.  (i)  Issuer:                           Queensland Treasury Corporation

    (ii) Guarantor:                        The Treasurer on behalf of the Government of Queensland

2.       Benchmark line:                   2013
                                           (to be consolidated and form a single series with QTC
                                           6% Global A$ Bonds due 14 August, 2013, ISIN US748305BD00)

3.       Specific Currency                 AUD ("A$")
         or Currencies:

4.  (i)  Issue price:                      101.470%

    (ii) Dealers' fees                     No fee or commission is payable in respect of the
         and commissions                   issue of the bond(s) described in this Pricing
         paid by Issuer:                   Supplement. Instead, QTC pays fees and


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                                           commissions in accordance with the procedure described in
                                           the QTC Offshore and Onshore Fixed Interest Distribution Group
                                           Operational Guidelines.

5.       Specified Denominations:          A$l,000

6.  (i)  Issue Date:                       1 November 2006

    (ii) Record Date (date on and          6 February/6 August. Security will be ex-interest on
         from which security is Ex-        and from 7 February/7 August.
         interest):

    (iii)Interest Payment Dates:           14 February/14 August

7.       Maturity Date:                    14 August 2013

8.       Interest Basis:                   6 per cent Fixed Rate

9.       Redemption/Payment                Redemption at par
         Basis:

10.      Change of Interest Basis or       Not Applicable
         Redemption / Payment Basis:

11. (i)  Status of the Bonds:              Senior and rank pari passu with other senior, unsecured debt obligations of QTC

    (ii) Status of the Guarantee:          Senior and ranks pari passu with all its other unsecured
                                           obligations

12.      Method of distribution:           Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions Applicable

    (i)  Rate(s) of Interest:              6 percent per annum payable semi-annually in arrears

    (ii) Interest Payment Date(s):         14 February and 14 August in each year up to and including the Maturity Date

    (iii)Fixed Coupon Amount(s):           A$30 per A$ 1,000 in nominal amount

    (iv) Determination Date(s):            Not Applicable

    (v)  Other terms relating to the       None
         method of calculating

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         interest for Fixed Rate
         Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.      Final Redemption Amount:          A$l,000 per bond of A$1,000 Specified Denomination

15.      Early Redemption                  Not Applicable
         Amount(s) payable on
         redemption for taxation
         reasons or on event of default
         and/or the method of
         calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.      Form of Bonds:                    Permanent Global Note not exchangeable for Definitive Bonds

17.      Additional Financial              Not Applicable
         Centre(s) or other
         special provisions
         relating to Payment
         Dates:

18.      Talons for future Coupons or      No
         Receipts to be attached to
         Definitive Bonds (and dates on
         which such Talons mature):

19.      Other terms or                    Not Applicable
         special conditions:

                                  DISTRIBUTION

20. (i)  If syndicated, names and          Not Applicable
         addresses of Managers and
         underwriting commitments:

    (ii) Date of Dealer Agreement:         30 October 2006 (the "Trade Date")

    (ill)Stabilizing Manager(s)            Not Applicable
         (if any):

21.      If non-syndicated, name           Deutsche Capital Markets Australia Ltd
         and address of relevant           Level 18, Grosvenor Place
         Dealer:                           225 George Street
                                           SYDNEY NSW 2000

22.      Whether TEFRA D or                TEFRA Not Applicable
         TEFRA C rules applicable or
         TEFRA rules not applicable:

23.      Additional selling                Not Applicable

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         restrictions:

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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: /s/
   ----------------------------------------
                Duly authorised

                           PART B - OTHER INFORMATION


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1.       LISTING

    (l)  listing:                          Bourse de Luxembourg.

    (ii) Admission to trading:             Application has been made for the bonds to be
                                           admitted to trading on the regulated market of
                                           the Bourse de Luxembourg with effect from the
                                           Issue Date.

2.       RATINGS

         Ratings:                          The bonds to be issued have been rated:

                                           S&P:               AAA
                                           Moody's:           Aaa

                                           An obligation rated 'AAA' by S&P has the highest
                                           credit rating assigned by Standard & Poor's. The
                                           obligor's capacity to meet its financial
                                           commitment on the obligation is extremely strong.

                                           Obligations rated Aaa by Moody's are judged to be
                                           of the highest quality with minimal credit risk.

                                           A credit rating is not a recommendation to buy,
                                           sell or hold securities and may be revised or
                                           withdrawn by the rating agency at any time. Each
                                           rating should be evaluated independently of any
                                           other rating.

3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE


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Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

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4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (l)  Reasons for the Offer:            See "Use of Proceeds" section in the prospectus supplement.

    (ii) Estimated net proceeds:           Not Applicable.

    (iii)Estimated total expenses:         Not Applicable.

5.       YIELD
         Indication of yield:              5.965

                                           Calculated as 7 basis points less than the yield on
                                           the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                           The yield is calculated on the Trade Date on the basis of the Issue
                                           Price. It is not an indication of future yield.

6.       OPERATIONAL INFORMATION

    (i)  ISIN Code:                        US748305BD00

    (ii) Common Code:                      014569359

    (iii)CUSIP Code:                       748305BD0

    (iv) Any clearing system(s) other      Not Applicable
         than Depositary Trust Company,
         Euroclear Bank S.A./N.V. and
         Clearstream Banking, societe
         anonyme and the relevant
         identification number(s):

    (v)  Delivery:                         Delivery free of payment

    (vi) Names and addresses of            Not Applicable
         additional Paying
         Agent(s) (if any):

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